UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

THE VALSPAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 851-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Planned Retirement of Chief Financial Officer. On November 2, 2012, the Corporation announced that Lori A. Walker intends to retire as Chief Financial Officer (CFO) upon the hiring of a new CFO. The Corporation has commenced a search for a new CFO.

Transition Agreement with Retiring Chief Financial Officer. On November 2, 2012, the Corporation entered into a Transition Agreement with Ms. Walker that will provide her with special severance for serving as CFO of the Corporation through the hiring date of a new CFO, continuing her employment for one month after that date and satisfying the other requirements described below.

The Transition Agreement acknowledges that Ms. Walker is entitled to receive certain benefits under the Corporation’s retirement policy upon signing a three-year non-competition agreement, including (1) full vesting of unvested restricted stock, restricted stock units and stock options and (2) retiree medical benefits, consisting of medical coverage for her lifetime and for her current spouse’s lifetime under the Valspar Officer Retiree Medical Plan for as long as the Corporation in its sole discretion offers such a Plan. Further, for calendar year 2013, Ms. Walker will be eligible for continued reimbursement of financial planning services and the preparation and filing of her tax returns by April 15, 2014, to the extent reimbursable to the Corporation’s officers.

Under the non-competition agreement, Ms. Walker will agree not to compete with the Corporation or solicit any of the Corporation’s employees, contractors or customers or certain other parties in connection with competitive products or research, for a period of three years following her resignation as an employee of the Corporation.

Under the Transition Agreement, if Ms. Walker continues to work full time as CFO until the first day of employment of the new CFO, the Corporation will offer to her a separation agreement under which, among other things, Ms. Walker agrees to make herself available on an as needed basis, as reasonably required to provide consultation and advice on business matters during the period of time in which she is receiving severance payments.

If Ms. Walker satisfies the obligations described in the separation agreement, she will receive the following additional severance benefits: (1) a lump sum payment of $500,000 (gross), less withholding tax; (2) $500,000 (gross), less withholding tax, in 12 substantially equal monthly installments; (3) a prorated annual cash incentive bonus for fiscal 2013; (4) the following elements of long-term incentive compensation under Valspar’s Key Employee Annual Bonus Plan for Fiscal Year 2013 (the “Bonus Plan”): (a) stock options with a value equal to one-half of her “LTI target value” established under the Bonus Plan, or $450,000; (b) time vesting restricted stock units with a value equal to 25% of her LTI target value, or $225,000; and (c) a cash payment based on a prorated amount of the value of an award of performance-based restricted stock under the Bonus Plan for fiscal 2013; and (5) the Corporation’s profit sharing contribution for calendar year 2012 to her savings and retirement account and payment to her of a lost ERISA payment for calendar year 2012, as applicable to other officers. In the event of Ms. Walker’s death prior to completion of the severance payments described in (1) and (2) above, Ms. Walker’s estate will be paid a lump sum payment equal to the remaining severance payments to which she would have otherwise been entitled.

The Corporation had previously entered into a change in control agreement with Ms. Walker, providing for the continued employment for a period of up to two years following a change in control of the Corporation. This change in control agreement will terminate for Ms. Walker on the last day of her employment.

The foregoing summary of the Transition Agreement, the non-competition agreement and the separation agreement is not intended to be complete and is qualified in its entirety by the terms and the conditions of the Transition Agreement (with such other agreements attached as exhibits thereto) filed as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

	10.1	Transition Agreement dated November 2, 2012 between Lori A. Walker and The Valspar Corporation

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: November 7, 2012	/s/Rolf Engh
Name: Rolf Engh
Title: Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement dated November 2, 2012 between Lori A. Walker and The Valspar Corporation